Exhibit 99.1

South Shore Resources Inc. Conducts Performance & Evaluation Testing of Prototype Unit

Providenciales, Turks & Caicos – October 17, 2007 - South Shore Resources Inc. (OTCBB: SSHO)(Frankfurt: SXB)(WKN: A0LD9H) recently reported that it had reached an important milestone with the completion of the prototype, an up scaled version of the lab unit.

The prototype will be used to demonstrate the separation at low temperatures of heavy crude oil into light sweet crude oil to oil producers and refineries worldwide.

The company has now completed extensive in-house performance, evaluation and validation testing of the prototype unit utilizing Hibernia crude, with certification conducted by the engineering firm, The SGS Group.

A demonstration video of the certification process is available for viewing on the Company’s website at www.crude2sweet.com.

About The SGS Group:
SGS is the global leader and innovator in inspection, verification, testing and certification services. Founded in 1878, SGS is recognized as the global benchmark in quality and integrity. With over 43,000 employees, SGS operates a network of almost 1,000 offices and laboratories around the world.

About South Shore Resources Inc.:
South Shore Resources Inc. is a company primarily focused on the marketing of an innovative membrane separation technology for the refining of heavy crude oil into light sweet crude oil.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact South Shore Resources Inc. at (416) 281-3335 or visit the company's Website at: www.crude2sweet.com.